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                                  EXHIBIT 23.4

                        INDEPENDENT ACCOUNTANTS' CONSENT

The Board of Directors
Citizens, Inc.

     We consent to the use in the Registration Statement (Form S-4) of First Alliance Corporation, relating to the merger between Citizens, Inc. and First Alliance Corporation, of our report dated March 20, 2002, with respect to the consolidated financial statements of First Alliance Corporation in its Annual Report on Form 10-KSB for the year ended December 31, 2001, filed with the Securities and Exchange Commission. In addition, we consent to the reference to our firm under the heading "Experts" in such Form S-4 as such report relates to First Alliance Corporation.

/s/ KERBER, ECK & BRAECKEL LLP
KERBER, ECK & BRAECKEL LLP

Springfield, Illinois

December 19, 2002


                                     23.4-1